UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 10, 2006

Federal Realty Investment Trust

(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-07533	52-0782497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1626 East Jefferson Street, Rockville, Maryland	20852-4041
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 301/998-8100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective as of July 10, 2006, the Board of Trustees (the “Board”) of Federal Realty Investment Trust (the “Trust”): (a) increased the number of Trustees from seven to eight and categorized the new Trustee position as part of the class of Trustees designated as “Class I” Trustees, which is the class of Trustees that will next stand for election at the Annual Meeting of Shareholders to be held in May 2009; and (b) elected Ms. Gail P. Steinel to serve as a Class I Trustee to fill the vacancy created by the increase in the size of the Board.

For her service on the Board, Ms. Steinel will receive the same compensation as that paid to all other non-executive Trustees (other than the Chairman of the Board). Specifically, Ms. Steinel will be paid an annual retainer of $80,000, pro rated for the portion of the calendar year during which she serves as a Trustee, with a minimum of 20% of that annual fee required to be paid in the form of common shares of beneficial interest of the Trust, subject to Ms. Steinel’s right to elect to take up to 100% of that annual fee in common shares. Ms. Steinel will not receive any additional compensation for her attendance at any Board meetings.

Payment of the portion of the annual fee that Ms. Steinel elects to receive in common shares (the “Equity Fee”) will be contingent on the Trust’s achieving pre-established performance levels for three separate performance measures, with those performance levels calculated for the prior three-year period. 50% of the Equity Fee will be contingent on the Trust’s relative total return to shareholders (taking into account both stock price appreciation and dividends, assuming all dividends are reinvested) as compared with the Bloomberg REIT Shopping Center Index, 25% of the Equity Fee will be contingent on the Trust’s absolute total return to shareholders (taking into account both stock price appreciation and dividends, assuming all dividends are reinvested), and the remaining 25% of the Equity Fee will be contingent on the Trust’s return on invested capital.

For each of these three performance measures, threshold, target, and stretch levels of performance were established at the beginning of 2006. If the Trust performs below the threshold level on any one or more of the performance measures, the portion(s) of the Equity Fee contingent on that measure(s) will not be paid. For any performance measure as to which the Trust performs between the threshold and target levels, between 50% and 100% of the portion of the Equity Fee contingent on that measure will be paid, with between 100% and 150% of the Equity Fee to be paid for any performance measure as to which the Trust performs between the target and stretch levels. For any performance measure as to which the Trust performs beyond the stretch level, 150% of the portion of the Equity Fee contingent on that measure will be paid. For each performance measure, target levels of performance are intended to reflect the performance required by the Trust to meet its business objectives for 2006, with stretch levels representing a substantial achievement that puts the Trust at or near the top of its peer group and threshold levels representing minimally acceptable levels of performance.

At this time, Ms. Steinel has not been appointed to any Board committees.

Item 7.01. Regulation FD Disclosure.

On July 11, 2006, the Trust issued a press release announcing the election of Ms. Gail P. Steinel to the Board of Trustees of the Trust. In accordance with General Instruction B.2 of Form 8-K, the press release, which is included as Exhibit 99.1 to this Form 8-K, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except to the extent, if any, expressly set forth by specific reference in such a filing. This report on Form 8-K (including Exhibit 99.1 hereto) shall not be deemed an admission as to the materiality of any information in this report that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01. Financial Statements and Exhibits

(a)	Financial Statements

Not applicable.

(b)	Pro Forma Financial Information

Not applicable.

(c)	Shell Company Transactions

Not applicable.

(d)	Exhibits

The following Exhibits are included in the Form 8-K:

Exhibit	Description of Exhibit
99.1	Press release dated July 11, 2006 of Federal Realty Investment Trust

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL REALTY INVESTMENT TRUST

Date: July 13, 2006	/s/ Dawn M. Becker
Dawn M. Becker
Executive Vice President-General Counsel and
Secretary